-

EXHIBIT 19.1

Insider Trading Policy

ALL INQUIRIES RELATED TO THIS POLICY SHOULD BE DIRECTED TO:

OWNER:

STACEY GEER, EVP, CHIEF GOVERNANCE AND RISK OFFICER

CONTACT(S):

STACEY GEER, EVP, CHIEF GOVERNANCE AND RISK OFFICER

ISSUE DATE:

APRIL 2010

REVISED:

February 14, 2025

1

-

Table of Contents

OVERVIEW 3
2
POLICY 4
3
GUIDELINES AND PROCEDURES 5

APPENDIX A: Pre-Clearance Contact Information A-1

APPENDIX B: Policy Approval Sign-off Sheet B-1

1
OVERVIEW

1.1
Objective

The objective of this Insider Trading Policy is to promote compliance with applicable securities laws by Primerica, Inc. and its subsidiaries (the “Company”), and all employees, officers and members of the Board of Directors (the “Board”) thereof, in order to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. This policy supplements information contained in the Company’s Code of Conduct pertaining to insider trading.

In the event of any questions or uncertainties about the application of this policy, consult the Chief Governance and Risk Officer.

1.2
Scope

This policy applies to the Company, all employees, officers and members of the Board of the Company and its subsidiaries.

1.3
Target Audience

The target audience for this policy is all employees, officers and members of the Board of the Company and its subsidiaries.

1.4
Owner

This policy is owned by Legal Counsel. This policy, and any changes to this policy, must be approved by Legal Counsel evidenced by execution of the Policy Approval Sign Off Sheet (Appendix B).

1.5
Effective Date / Transition Period

This policy is effective April 2010, as amended effective February 2025.

2
POLICY

If any employee, officer or member of the Board of the Company, or one of its subsidiaries, is in possession of material, nonpublic information relating to the Company, it is the Company’s policy that neither that person nor any Related Person (as defined in Section 3.1.4 below) may buy or sell securities of the Company (the “Company Securities”), or engage in any other action to take advantage of, or pass on to others, that information. It may be appropriate, in some circumstances, for other persons to be subject to the same restrictions as Company employees and other Insiders (as defined in Section 3.1.1 below). Such situations could include the retention of a consultant, advisor or other person not employed by the Company (such as a vendor) to assist with a specific project that will give such consultant, advisor or other person access to material, nonpublic information about the Company. There also may be situations in which an employee or officer believes it would be in the best interests of the Company to share material, nonpublic information about the Company with a member of our independent contractor sales force. If you are aware of a situation in which a person not employed by the Company may have access to material, nonpublic information about the Company, you should immediately bring this situation to the attention of the Chief Governance and Risk Officer.

This policy also applies to material, nonpublic information relating to any other company with publicly-traded securities, including a company with which the Company does business, obtained in the course of employment by or association with the Company.

2.1
Exception Process

Exceptions to this policy, unless noted otherwise within this policy, must be approved by the appropriate Operating Team Member, the Chief Governance and Risk Officer and the Chief Compliance Officer, with notification of material exceptions.

3
GUIDELINES AND PROCEDURES
3.1
Definitions/Explanations

3.1.1 Who is an Insider

Any person who possesses material, nonpublic information about the Company is considered an “Insider” as to that information. Depending on the information that they possess at any given time, Insiders may include employees, officers, members of the Board, members of our independent contractor sales force, other independent contractors of the Company and its subsidiaries and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of Insider is transaction specific; that is, an individual is an Insider with respect to each material, nonpublic item of which he or she is aware.

3.1.2 What is Material Information?

Information about the Company is “material” if there is a substantial likelihood that it would be significant to an investment decision of a reasonable stockholder or investor, or if there is a substantial likelihood that the disclosure of the information would significantly alter the total mix of information in the marketplace about the Company. If an investor could want to buy or sell securities based on the information, the information should be considered material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

•
Financial performance, especially sales numbers, quarterly and year-end earnings, significant changes in financial performance or liquidity, and expectations for future periods;
•
Information regarding the performance of the Company’s independent contractor sales force;
•
Significant accounting matters, including impairments or changes in asset values;
•
Potential mergers and acquisitions or the sale of significant Company assets or subsidiaries;

•
New major contracts, customers, or finance sources, or the loss thereof;
•
Significant changes or developments in products or product lines or significant pricing changes;
•
Stock splits, public or private securities/debt offering or repurchases, or changes in Company dividend policies or amounts;
•
Significant changes in senior management;

•
Significant cybersecurity incidents;
•
Actual or threatened major litigation or regulatory actions or the resolution of such litigation or regulatory actions, or changes in law or significant enforcement actions against the Company and any analysis of the impact of such matters on the Company’s business or business model;
•
Possible proxy fights;
•
Possible changes in the Company’s credit ratings by a rating agency;
•
The contents of forthcoming publications that may affect the market price of Company Securities, including draft statements by stock market analysts regarding the Company and/or Company Securities;
•
Significant changes in corporate strategies; and
•
Bankruptcy, corporate restructuring or receivership.

3.1.3 What is Nonpublic Information?

Information is “nonpublic” if it is not available to the general public. In order for information to become public, it must be widely disseminated by the Company in a manner making it generally available to investors through major newswire services, national news services, financial news services or filings with the Securities and Exchange Commission (the “SEC”). The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to absorb the information. For the purposes of this policy, information will be considered public, i.e., no longer nonpublic, after the close of trading on the second full trading day following the Company’s widespread public release of the information. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, employees made not trade in Company Securities until Wednesday of the following week.

3.1.4 Who Is a Related Person

For purposes of this policy, a Related Person includes:

•
Your spouse, minor children and anyone else living in your household as well as other dependents, regardless of where they reside;

•
Partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and
•
Other equivalent legal entities that you control or in which you have a material financial interest.

3.2 Guidelines

3.2.1 Non-disclosure of Material Nonpublic Information

Material, nonpublic information must not be disclosed to anyone, except persons within the Company or third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until the Company has publicly released such information through either a press release or a filing with the SEC and such information has become public as contemplated by Section 3.1.3.

3.2.2 Prohibited Trading in Company Securities

No employee, officer or member of the Board of the Company or its subsidiaries, or any of their Related Persons, may place a purchase or sell order when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. Loans, pledges, gifts, charitable donations and other contributions of Company Securities are also subject to this policy.

Employees not otherwise subject to the Blackout Periods, as described in Section 3.3.2 of this policy, are encouraged to refrain from trading Company Securities during such periods to avoid the appearance of improper trading. The safest time for trading in Company Securities will generally be a few days after the release by the Company of financial information relating to a completed quarter. The appearance of improper trading may increase as the Company approaches the end of the next fiscal quarter.

3.2.3 Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an Insider should carefully consider how his or her transaction may be construed in the bright light of hindsight.

3.2.4 “Tipping” Information to Others

Insiders may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), whether or not such tippee is a Related Person. Further, insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information that has been misappropriated.

Tippees inherit an Insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

In addition, you may not recommend that another person place a purchase or sell order in Company Securities, regardless of whether or not you have knowledge of material nonpublic information.

3.2.5 Prohibition of Hedging Transactions

Employees, officers and members of the Board of the Company and its subsidiaries, and their Related Persons and any designees of such persons, are prohibited from purchasing, selling or trading in financial instruments (including options, warrants, puts and calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company’s Securities. In addition, employees, officers and members of the Board, and their Related Persons and any designees of such persons, may not sell Company Securities “short,” may not pledge Company Securities and may not hold Company Securities in margin accounts.

3.2.6 Trading in Non-Company Securities

No employee, officer or member of the Board of the Company or its subsidiaries may place purchase or sell orders, or recommend that another person place a purchase or sell order, in the securities of another company if the person learns of material, nonpublic information about the other company in the course of his or her employment or affiliation with the Company.

3.2.7 Internet Postings and Discussions

Except on behalf of the Company in connection with Company duties, no employee, officer or member of the Board of the Company or its subsidiaries may disclose information about the Company on the Internet or in discussions or “chats”, regardless of whether such information is material or already public. More specifically, unless expressly authorized by the Chief Governance and Risk Officer and except on behalf of the Company in connection with your Company duties, you may not post any information about the Company or Company Securities on any website or in any form of “chat”, including discussion forums, blogs and social media (including but not limited to Facebook, Instagram and X (formerly known as Twitter). Unsophisticated investors who are sometimes poorly informed often post information about public companies and their securities on social media, and such postings may be carelessly stated or, in some cases, malicious or manipulative and intended to benefit the investor’s own stock positions. In addition, disclosures of material, nonpublic information through this type of media may amount to a “tip” or leak of such information, in violation of this policy and applicable law. Accordingly, unless expressly authorized by the Chief Governance and Risk Officer and except on behalf of the Company in connection with your Company duties, no employee, officer or member of the Board of the Company or its subsidiaries may discuss the Company or Company-related information in these media, regardless of the situation.

3.2.8 Authorization to Disclose Material, Nonpublic Information.

We authorize only certain employees and officers to make public disclosures of material, nonpublic information about the Company or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel or the Chief Governance and Risk Officer, you should not discuss material, nonpublic information with anyone not in the Company. Even in discussions with other Company employees, you should consider the consequences of disclosing material, nonpublic information to them. For example, by doing so, you would preclude those persons from trading in Company Securities until the information is publicly disclosed as contemplated by Section 3.1.3. Accordingly, you should restrict the communication of material, nonpublic information to those employees, officers, and members of the Board of the Company or its subsidiaries having a need to know such information in order to serve the Company’s interests.

3.2.9 Regulation FD (Fair Disclosure).

There are SEC rules and regulations banning selective disclosure of material information relating to public companies. Generally, these regulations provide that when a public company (such as the Company) discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information (for example, through press releases, conference calls or webcasts). Violations of these regulations can lead to SEC enforcement actions, resulting in injunctions and severe monetary penalties. Regulation FD applies to a limited group of senior officers and investor relations personnel who regularly communicate with securities market professionals and stockholders. Remember that no other employees, officers or members of the Board of the Company or its subsidiaries are authorized to communicate information regarding the Company with securities market professionals, stockholders or members of the media.

3.2.10 Non-Disclosure Agreements.

Employees, officers and members of the Board of the Company or its subsidiaries involved in transactions or other negotiations that require disclosure of material, nonpublic information to parties outside the Company should generally have those to whom such information is being disclosed sign a non-disclosure agreement. The non-disclosure agreement will require that the recipient of information not disclose the information to others and require the recipient not to trade in Company Securities while in possession of such information. You should confer with the General Counsel or the Chief Governance and Risk Officer, or his or her designee, whenever a non-disclosure agreement may be needed.

3.3 Additional Restrictions and Requirements for Designated Employees

3.3.1 Who is a Designated Employee?

•
Members of the Board.
•
Persons (“Section 16 Officers”) who have been designated by the Board as officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•
Members of the Executive Team and the Operating Team and their administrative assistants.
•
Employees who have been designated by a member of the Executive Team or by the Chief Governance and Risk Officer, or his or her designee, as Designated Employees.

The Company expects to provide notification to Designated Employees at least quarterly regarding the restrictions applicable to them.

3.3.2 Prohibition on Trading During a Blackout Period

In addition to being subject to all of the other limitations in this policy, Designated Employees and their Related Persons are not permitted to trade in Company Securities during a “Blackout Period,” except pursuant to a Permitted Transaction (as defined in Section 3.3.4 below).

The regular Blackout Period with respect to each quarter begins and ends as follows:

	Blackout Period Begins:	Blackout Period Ends:
1st Quarter	March 15	Two full trading days after earnings release for the preceding quarter
2nd Quarter	June 15
3rd Quarter	September 15
4th Quarter	December 15

3.3.3 Special Blackout Periods

In addition to the standard end-of-quarter blackout periods described in Section 3.3.2, the Company may, from time to time, impose other “special blackout periods” upon notice to those persons who are affected. The Chief Governance and Risk Officer or their designee will notify anyone subject to a special blackout period. No Designated Employee or other Insider identified by the Chief Governance and Risk Officer as being subject to a special blackout period may trade in Company Securities during such special blackout period, except pursuant to a Permitted Transaction. The President may, following consultation with the Chief Financial Officer, declare such special blackout periods from time to time as conditions warrant. No person subject to this policy, whether or not subject to a special blackout period, may disclose to any outside third party that a special blackout period has been designated. Blackout Periods and special blackout periods are collectively referred to in this policy as “blackout periods”.

3.3.4 Permitted Transactions

The following are Permitted Transactions that may occur during a blackout period:

•
Acceptance or receipt of restricted stock units, performance stock units or similar grants of securities under the Company’s equity incentive plan (including elections to acquire securities in lieu of other compensation) or the cancellation or forfeiture of awards or securities pursuant to the plan;
•
Election to participate in, cease participation in or purchase securities under a Company stock purchase plan, if such a plan is in effect (see further discussion in Paragraph A below);
•
Earning or vesting of awards under the Company’s equity incentive plan and any related stock withholding performed by the Company’s stock plan administrator (as long as such withheld shares are not sold);
•
Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime (see further discussion in Paragraph B below);
•
“Bona fide” gifts of Company Securities, but not if: (i) you are donating the Company Securities to a charitable organization or (ii) you are delivering such securities in payment of a previous commitment to make a cash gift or if the Company Securities are being delivered in payment of any other obligations (see further discussion in Paragraph C below);
•
Execution of a transaction pursuant to a contract, instruction, or written plan described in Exchange Act Rule 10b5-1 (called a "Trading Plan") (see further discussion in Paragraph D below; and
•
Any other transaction designated by the Board, any committee of the Board or the Chief Governance and Risk Officer as a Permitted Transaction.
A.
Stock Purchase Plan Transactions. Included in the definition of Permitted Transactions are ongoing transactions you might enter into under an employee stock purchase plan. Please note, however, that the sale of the shares in such plan or a change in your investment direction under such plan are not Permitted Transactions. This means that you may not make such sales or elections while you are in possession of material, nonpublic information and that such sales or elections must be made in compliance with any other restrictions under this policy that apply to you.

B. Transactions in Which There is No Change in Beneficial Ownership. Certain transactions involve merely a change in the form in which you own securities. For example, you may transfer shares of stock to a trust if you are the only beneficiary of the trust during your lifetime. Likewise, changing the form of ownership to include a spouse, minor child or other member of your household as a joint owner or as a sole owner is a Permitted Transaction since such individuals are considered the same as you for purposes of this policy (and the shares will remain subject to the terms of this policy).

C. Gifts of Company Securities. Bona fide gifts of Company Securities, to friends and family members, are generally considered to be Permitted Transactions. However, if you are making the gift to satisfy a previous commitment to make a cash gift or in payment of another obligation, then the gift would not be a Permitted Transaction and the normal restrictions would be applicable. Further, bona fide gifts of Company Securities to charitable institutions are not Permitted Transactions and may not be made during a blackout period.

Members of the Board and Section 16 Officers must provide, in writing, to the Chief Governance and Risk Officer, or to his or her designee, detailed information about any bona fide gift of Company Securities made by them not more than 24 hours following the making of such gift. Additionally, any bona fide gift of Company Securities made by any member of the Board or Section 16 Officer must be reported on a Form 4 to the SEC before the end of the second business day following the transaction.

D. Trading Plans Under Exchange Act Rule 10b5-1. Exchange Act Rule 10b5-1 provides an affirmative defense against violations of the insider trading laws if you enter into a contract, provide instructions, or adopt a written plan for a transaction in securities when you are not in possession of material, nonpublic information, provided the conditions of such rule are satisfied, even if it turns out that you have such information when the transaction is actually completed. You may only enter into such contract, instructions, or plan if it satisfies the requirements of Section 3.4 of this policy.

3.3.5 Mandatory Pre-Clearance Procedures

Members of the Executive Team, members of the Operating Team and members of the Board must obtain prior clearance from the Chief Governance and Risk Officer, or his or her designee, before such person or a Related Person makes any purchases or sales of Company Securities. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction.

Requests for prior clearance of a proposed transaction must be submitted to the Chief Governance and Risk Officer, or his or her designee, in advance of the proposed transaction and by no later than 5:00 pm of the 2nd business day prior to the beginning of a Blackout Period. Contact information for all pre-clearance requests is attached as Appendix A to this policy. Persons requesting prior clearance are responsible for personally speaking with the appropriate person.

The Company will require detailed information about a proposed transaction as part of a request for prior clearance. Requests must include the numbers of shares involved, the exact date the proposed transaction is to occur, other conditions to the proposed transaction, if any (for example, any minimum price conditions), and contact information for the broker who will be responsible for the order. If a transaction is cleared, the person who made the request and his or her broker may need to remain in ongoing contact with the Chief Governance and Risk Officer, or his or her designee, in order to provide detailed transaction information. Clearance of a transaction is valid only for a 48-hour period, unless clearance was given less than 48 hours prior to the beginning of a Blackout Period, in which case the clearance expires at the beginning of the Blackout Period. If the transaction is not executed within that 48-hour period, a request for prior clearance of the transaction must be re-submitted. The person requesting such prior clearance must keep the fact of any approval or denial confidential.

Section 16 Officers and members of the Board must provide detailed trade information, in writing, to the Chief Governance and Risk Officer, or his or her designee, not more than 24 hours following any purchase or sale of Company Securities. Most transactions executed by Section 16 Officers and members of the Board, including, but not limited to, bona fide gifts of Company Securities, are required to be reported on Form 4 to the SEC before the end of the second business day following the transaction.

3.3.6 Standing Orders; Limit Orders.

Purchases or sales resulting from standing orders or limit orders may result in the execution of orders without your control over the transaction or your awareness of the timing of the transaction. Even though you placed the order at a time when you were permitted to enter into transactions, you must be certain that this type of order will not be executed when you are in possession of material, nonpublic information about the Company or during a blackout period. Accordingly, any standing orders should be used only for a very brief period and with detailed instructions to the broker who will execute the transaction. Members of the Executive Team and members of the Board may only adopt standing orders under an approved Trading Plan, as described in Section 3.3.4.

3.4 Rule 10b5-1 Trading Plans

Any Trading Plan that is entered into must:

•
Specify the amount, price and date of the transaction;
•
Specify an objective method for determining the amount, price and date of the transaction; or
•
Place the discretion for determining amount, price, and date of the transaction in another person who is not, at the time of the transaction, in possession of material, nonpublic information.

You may not exercise discretion or influence over the amount, price, and date of the transaction after entering into the arrangement. The rules regarding Trading Plans are extremely complex and must be complied with completely to be effective. You should consider consultation with your own legal advisor before entering into any Trading Plan. If you choose to modify a Trading Plan after having entered into it, the Chief Governance and Risk Officer will determine whether that modification will be treated as the equivalent of the termination of the Trading Plan and the adoption of a new one. All requirements that apply to Trading Plans, including, but not limited to, the mandatory cooling-off period (discussed below) may also apply to modified Trading Plans depending on the nature of the modification.

Any restrictions under this policy that apply to you when purchasing or selling Company Securities also apply to you when establishing a Trading Plan. Therefore, you may not establish a Trading Plan when you are in possession of material, nonpublic information about the Company and, if you are subject to a blackout period, during such blackout period. In addition, each of the following rules apply to the establishment and operation of Trading Plans:

•
A Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibition against purchasing or selling Company Securities on the basis of material, nonpublic information about the Company or Company Securities, or as part of a plan or scheme to evade otherwise the broader prohibitions of Exchange Act Section 10(b) or Exchange Act Rule 10b-5.
•
If you enter into a Trading Plan, you must act in good faith with respect to the Trading Plan, including from the time of adoption through the duration of the Trading Plan.
•
You must obtain approval from the Chief Governance and Risk Officer, or his or her designee, prior to entering into a Trading Plan, and all Trading Plans must be in a form approved in advance by the Chief Governance and Risk Officer or his or her designee.
•
Trading Plans may only be established outside of a blackout period.

•
During any 12-month period, you may not have or adopt more than one Trading Plan that is a “single-trade plan”, which is a plan designed to effect the open market purchase or sale of the total amount of securities subject to the plan in a single transaction.
•
Without the approval of the Chief Governance and Risk Officer, you may not maintain or have outstanding (and may not subsequently enter into) more than one Trading Plan for open market purchases or sales of Company Securities (of any class) during the same period. Upon request, the Chief Governance and Risk Officer shall determine whether you may enter into a Trading Plan when you are currently maintaining another Trading Plan for open market trades in Company Securities.
•
No purchases or sales by a member of the Board or Section 16 Officer under a Trading Plan may occur until the expiration of a cooling-off period consisting of the later of: (i) 90 days after the adoption, or modification, of the Trading Plan; or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted or modified.
•
No purchases or sales by an employee who is not a Section 16 Officer under a Trading Plan may occur until the expiration of a cooling-off period that is 30 days after the adoption, or modification, of the Trading Plan.
•
Notwithstanding the foregoing, if a Trading Plan exists at the time that a new Trading Plan is adopted, the Chief Governance and Risk Officer may require an additional delay to comply with the SEC rules relating to an “effective cooling-off period.”
•
Purchases, sales and gifts of Company Securities made by any member of the Board or Section 16 Officer under a Trading Plan must be disclosed on Form 4 (or, if permissible under SEC rules, a Form 5). On the applicable form, the reporting person must: (i) mark the appropriate checkbox to indicate whether the transaction reported on the form was made under a Trading Plan that is intended to comply with Exchange Act Rule 10b5-1(c); and (ii) provide the date the Trading Plan was adopted.
•
The Company is required to disclose on Forms 10-Q and 10-K whether, during the last fiscal quarter, any member of the Board or Section 16 Officer adopted, modified or terminated: (i) any contract, instruction, or written plan for the purchase or sale of Company Securities that is intended to satisfy the affirmative defense conditions of Exchange Act Rule 10b5-1(c); or (ii) any written trading arrangement for the purchase or sale of Company Securities that meets the requirements of a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K). The Company will also be required to provide a description of the material terms of each trading arrangement, other than with respect to price. Such disclosure will include:
o
The name and title of the member of the Board or Section 16 Officer;

o
The date of adoption or termination of the trading arrangement;
o
The duration of the trading arrangement;
o
The aggregate number of securities to be sold or purchased under the trading arrangement; and
o
Whether the trading arrangement is intended to satisfy the affirmative defense conditions of Exchange Act Rule 10b5-1(c) or is a non-Rule 10b5-1 trading arrangement.

In establishing any Trading Plan, you should carefully consider the timing of your transactions under the Trading Plan. Even though transactions executed in accordance with a Trading Plan are intended to be exempt from the insider trading rules, the rules are complicated and a Trading Plan is not a guarantee against potential liability. Further, the trades may nonetheless occur at times shortly before the Company announces material news, which could subject the Insider to scrutiny.

3.5 Transactions by the Company

The Company may repurchase Company Securities only if such repurchase is: (i) made pursuant to a Trading Plan (including, without limitation, the good faith requirements of Exchange Act Rule 10b5-1) adopted by the Company and entered into by the Company with a brokerage firm; or (ii) effected only when the Company is not aware or in possession of any material, nonpublic information about the Company or Company Securities.

Designated Employees are prohibited from purchasing or selling Company Securities within two business days before or after the public announcement of a Company stock purchase plan, or an announcement of any increase or decrease in a stock repurchase plan, even if a Blackout Period or Special Blackout Period is not in place.

3.6 Potential Civil, Criminal and Disciplinary Sanctions

3.6.1 Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The Company in such circumstances may also be required to pay major civil or criminal penalties.

3.6.2 Reporting of Violations

Any Insider who violates this policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Chief Governance and Risk Officer. Upon determining that any such violation has occurred, the Chief Governance and Risk Officer, in consultation with the Company’s General Counsel and, where appropriate, the Chair of the Audit Committee of the Company’s Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC and other appropriate governmental authority.

3.6.3 Company Discipline

Violation of this policy or federal or state insider trading or tipping laws by any Insider may, in the case of a member of the Board, subject the member to removal by the stockholders and, in the case of an employee or officer, subject the employee or officer to disciplinary action by the Company up to, and including, termination for cause.

3.6.4 Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Chief Governance and Risk Officer. The Chief Governance and Risk Officer must approve any exceptions to this policy in advance.

3.7 Annual Training on Insider Trading

All employees and independent contractor representatives are required to complete insider trading training annually through the Company’s Annual Compliance Meeting.

APPENDIX A: Pre-Clearance Contact Information

Requests for prior clearance of transactions in Company Securities should be directed to:

[available to all who are subject to this policy]

APPENDIX B: Policy Approval Sign-off Sheet

[compliance to attach]